EXHIBIT 99.1
T-3 Energy Services, Inc. Announces Acquisition of Energy Equipment
Corporation and HP&T Products, Inc.
HOUSTON, TEXAS, (PRIME NEWSWIRE) – October 30, 2007 — T-3 Energy Services, Inc. (“T-3 Energy” or “T-3”) (Nasdaq:TTES) announced today that it has completed the purchase of both Energy Equipment Corporation (“EEC”) and HP&T Products, Inc. (“HP&T”) for approximately $96.4 million in cash, subject to final working capital adjustments. The acquisitions of EEC and HP&T were funded from T-3’s working capital and the use of its $180 million amended and restated senior credit facility which was closed on October 26, 2007. These acquisitions evolve from T-3 Energy’s growth strategy focused on improving its geographic presence and enhancing its product mix through complementary product additions.
The acquisitions of EEC and HP&T provide further evidence of T-3 Energy’s commitment to developing engineered products for both surface and sub-sea applications. EEC manufactures proprietary HP&T high-performance gate valves for both drilling and sub-sea applications; a wide range of Model HPT valve manifolds, including under-balanced drilling and flow-back manifolds; proprietary Model HXE high-performance chokes; and a host of other oil and gas valve and drilling products. EEC products are predominantly manufactured in their newly expanded manufacturing center located in Houston, Texas, which is supported by HP&T’s manufacturing facility in Pune, India. Along with their commitment to manufacture high quality products, EEC and HP&T continue to support a healthy product development pipeline of new innovations that should yield similar successful trends for the future.
T-3 Energy’s Chairman, President and CEO, Gus D. Halas, commented, “T-3 Energy could not be more excited about the acquisitions of EEC and HP&T. These acquisitions and the addition of their management teams further solidify our strategic vision for growth. EEC and HP&T bring with them a seasoned manufacturing team with a best-in-class engineering organization that has maintained a long history of introducing innovative and industry-leading technologies. The combination of their proprietary products and extensive service capabilities promises to yield great opportunities for the future of T-3 Energy’s customers.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the work-over of existing wells and the production and transportation of oil and gas. Its customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. For further information, see http://www.t3energy.com
Energy Equipment Corporation manufactures valves, chokes, control panels, and their associated parts for sub-sea applications, extreme temperatures, and highly corrosive environments. HP&T Products, Inc. designs and manufactures gate valves, manifolds, chokes and other products and is the design engineering arm for EEC. EEC and HP&T also service customers in the drilling and completion of new oil and gas wells active throughout the world. For further information, see http://www.energy-equipment.com.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

CONTACT:	T-3 Energy Services, Inc.
Michael T. Mino, Vice President and Chief
Financial Officer
713-996-4110
mmino@t3es.com